SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-12

                                BEA Systems, Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                                 Barberry Corp.
                             Hopper Investments LLC
                                Icahn Offshore LP
                                Icahn Onshore LP
                           Icahn Partners Holding L.P.
                                   IPH GP LLC
                         Icahn Enterprises Holding L.P.
                           Icahn Enterprises G.P. Inc.
                                  Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

     On October 26, 2007, Carl C. Icahn, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Barberry Corp., Hopper Investments LLC, Beckton Corp., Icahn Partners Holding, LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Icahn Onshore LP and Icahn Offshore LP filed an amendment to Schedule 13D that included Item 4 stating the following:

     "On October 26, 2007, Carl Icahn issued a press release and delivered a letter to the Issuer. Carl Icahn's press release, which includes his letter, is attached hereto and is incorporated herein by reference."

     The press release is attached hereto as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, KEITH MEISTER, VINCENT INTRIERI, DAVID SCHECTER, MAYU SRIS, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, BARBERRY CORP., HOPPER INVESTMENTS LLC, BECKTON CORP., ICAHN PARTNERS HOLDING, LP, IPH GP LLC, ICAHN ENTERPRISES HOLDINGS L.P., ICAHN ENTERPRISES G.P. INC., IPH GP LLC, ICAHN PARTNERS HOLDING LP, ICAHN ONSHORE LP, ICAHN OFFSHORE LP AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF BEA SYSTEMS, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO STOCKHOLDERS OF BEA SYSTEMS, INC. FROM THE PARTICIPANTS AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

                                                                       EXHIBIT 1
FOR IMMEDIATE RELEASE
CONTACT:  SUSAN GORDON: (212) 702-4309

                   CARL ICAHN ISSUES STATEMENT CONCERNING BEA

NEW YORK, NEW YORK, OCTOBER 26, 2007 - Today, Carl C. Icahn announced that he sent the following letter to BEA Systems, Inc.

October 26, 2007

BEA Systems, Inc.
2315 North First Street
San Jose, California 95131

To The Board Of Directors Of BEA:

     I am the largest shareholder of BEA, holding over 58 million shares and equivalents. I am sure that the BEA Board would agree with me that it would be desirable not to have to put BEA through a disruptive proxy fight, a possible consent solicitation and a lawsuit. This can be very simply avoided if BEA will commit to the two following conditions:

o BEA SHOULD ALLOW ITS SHAREHOLDERS TO DECIDE THE FATE OF BEA BY CONDUCTING AN AUCTION SALE PROCESS AND ALLOWING THE SHAREHOLDERS TO ACCEPT OR REJECT THE PROPOSAL MADE BY THE HIGHEST BIDDER. BEA should not allow the stalking horse bid from Oracle to disappear (failure to take the Oracle bid as a stalking horse would be a grave dereliction of your fiduciary duty in my view). If a topping bid arises, then all the better. But if no topping bid arises it should be up to the BEA shareholders to decide whether to take the Oracle bid or remain as an independent Company - - not THIS Board, members of which presided over the reprehensible "option" situation at BEA, a Board that has watched while, according to Oracle in its September 20, 2007 conference call, Oracle's Middleware business "grew 129% compared with the decline of 9% for BEA".

o BEA SHOULD AGREE NOT TO TAKE ANY ACTION THAT WOULD DILUTE VOTING BY ISSUING STOCK, ENTRENCH MANAGEMENT OR DERAIL A POTENTIAL SALE OF BEA. We are today commencing a lawsuit in Delaware demanding the holding of the BEA annual shareholder meeting before any scorched earth transactions (such as stock issuances, asset sales, acquisitions or similar occurrences) take place at BEA, other than transactions that are approved by shareholders. AS WE STATED ABOVE, THIS LAWSUIT CAN EASILY BE AVOIDED.

     Your recent press releases regarding Oracle's proposal to acquire BEA indicate to me that you intend to find ways to derail a sale and maintain your control of the company. In particular I view your public declaration of a $21 per share "take it or leave it" price as a management entrenchment tactic, not a negotiating technique. BEA is at a critical juncture and it finds itself with a "holdover Board". BEA has not held an annual meeting in over 15 months and has not filed a 10K or 10Q for an accounting period since the quarter ended April 30, 2006. Those failures have arisen out of a situation that occurred under the watch of many of the present Board members.

     You should have no doubt that I intend to hold each of you personally responsible to act on behalf of BEA's shareholders in full compliance with the high standards that your fiduciary duties require, especially in light of your past record. Responsibility means that SHAREHOLDERS SHOULD HAVE THE CHOICE whether or not to sell BEA. BEA belongs to its shareholders not to you.

                                                              Very truly yours,



                                                              /s/ Carl C. Icahn
                                                              -----------------
                                                              Carl C. Icahn